EXHIBIT 99.1

CITIZENS HOLDING COMPANY EARNINGS UP 10.7%

PHILADELPHIA, Miss.—(BUSINESS WIRE)—January 28, 2004—Citizens Holding Company (Amex:CIZ) announced today results of operations for the three and twelve months ended December 31, 2003.

Net income for the three months ended December 31, 2003 increased to $1.767 million, or $.36 per share, basic and $.35 per share, diluted, from $1.411 million, or $.28 per share, basic and diluted for the same quarter in 2002. Net interest income for the fourth quarter of 2003, after the provision for loan losses for the quarter, was approximately 10.2% higher compared to same quarter last year reflecting overall growth in the company’s loan portfolio and a $215 thousand decrease in the provision for loan losses in the quarter. As a result, the net interest margin increased slightly to 4.65% in the fourth quarter of 2003 from 4.63% in the same period in 2002. Non-interest income decreased in the fourth quarter of 2003 by approximately $40 thousand while non-interest expenses increased compared to the same period in 2002. These changes were the result of a reduction in the income earned from mortgage origination activities and normal cost increases related to the growth of the bank.

Net income for the twelve months ended December 31, 2003 increased 10.7% to $6.971 million or $1.40 per share basic and $1.39 per share diluted, from $6.298 million or $1.27 per share basic and $1.26 per share diluted, for the twelve months of 2002. Net interest income increased 5.3% to $21.537 million from $20.451 million in the same period in 2002 while the net interest margin declined to 4.49% in 2003 from 4.67% in 2002. Continued low interest rates contributed to the modest decline in the net interest margin. The provision for loan losses for the twelve months ended December 31, 2003 was $2.003 million compared to the $1.758 million for the same period in 2002. Increases in loan volume and current economic conditions are the reasons for the increase in the loan loss provision.

Income tax expense for the twelve months ended December 31, 2003 was lower than the comparable period of 2002 primarily as a result of the favorable tax treatment of life insurance proceeds related to the unfortunate death of one of the Company’s directors, Mr. George Mars.

Total assets as of December 31, 2003 increased $32.310 million, or 6.2%, when compared to December 31, 2002. Deposits increased $5.929 million, or 1.4%. Loans net of unearned interest during this period grew $48.9 million, or 15.9%. Long-term borrowings increased by approximately $23.031 million from December 31, 2002 as the Company has taken advantage of available favorable borrowing rates to help fund loan growth.

Greg L. McKee, President and CEO stated, “While we are proud of our growth in loans and deposits, we are especially proud of the increase in net income for the year of 2003. Our net income rose 10.7% for the year of 2003 even as we continue to make appropriate provisions for the 15.9% growth in new loans, for potential problem loans that have been identified and for the impact on overall credit quality of the uncertainty in our economy.”

During 2003, the Company paid dividends totaling $0.57 per share. This represents an increase of 9.6% over the same period in 2002.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank currently has nineteen banking locations in eight counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the American Stock Exchange and is traded under the symbol CIZ. The Company’s transfer agent is American Stock Transfer & Trust Company.

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operate; (b) changes in the legislative and regulatory environment that negatively impact the Company and bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31		Year to Date Ended December 31
	2003	2002	2003	2002
Interest income and fees	$7,468	$7,702	$29,725	$30,197
Interest expense	1,911	2,394	8,188	9,746

Net interest income	5,557	5,308	21,537	20,451
Provision for loan losses	535	751	2,003	1,758
Net interest income after provision for loan losses	5,022	4,557	19,534	18,693
Non-interest income	1,191	1,232	5,324	4,435
Non-interest expense	3,835	3,737	15,042	13,865

Net income before taxes	2,378	2,052	9,816	9,263
Income taxes	612	641	2,845	2,965

Net income	$1,766	$1,411	$6,971	$6,298

Earnings per share—basic	$0.36	$0.28	$1.40	$1.27

Earnings per share—diluted	$0.35	$0.28	$1.39	$1.26

Average shares outstanding-basic	4,975,895	4,964,693	4,979,960	4,963,448
Average shares outstanding-diluted	5,039,898	5,006,612	5,024,809	4,999,168

	As of December 31, 2003	As of December 31, 2002
Balance Sheet Data:
Total assets	$550,761	$518,451
Total earning assets	493,209	468,592
Loans, net of unearned	357,063	308,175
Allowance for loan losses	-5,127	-4,222
Total deposits	438,697	432,768
Long-term borrowings	47,637	24,606
Shareholders’ equity	56,502	53,783
Book value per share	$11.35	$10.81
Dividends paid	$0.57	$0.52

Average Balance Sheet Data:
Total assets	$549,520	$491,833
Total earning assets	499,726	450,174
Loans net of unearned	337,763	289,407
Total deposits	447,188	406,560
Long-term borrowings	35,314	19,301
Shareholders’ equity	56,121	51,304

Non-performing assets:
Non-accrual loans	1,503	358
Loans 90+ days past due	4,396	5,117
Other real estate owned	695	1,286

Net charge-off as a percentage average net loans	0.33%	0.61%

Performance Ratios:
Return on average assets	1.27%	1.28%
Return on average equity	12.42%	12.28%
Net interest margin (tax equivalent)	4.49%	4.67%

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

Rsmith@netdoor.com